Exhibit 10.9

AMENDMENT, dated as of February 1, 2007 (this “Amendment”), to the Severance Pay Agreement for Key Employee between Asbury Automotive Group, Inc. (“Company”) and Charlie Tomm (“Executive”), dated as of  April 1, 2005 (the “Severance Pay Agreement”).

WHEREAS Company and Executive entered into the Severance Pay Agreement, effective as of April 1, 2005

WHEREAS Company and Executive desire to decrease Executive’s annual base salary and increase Executive’s annual bonus such that Executive’s target annual compensation will increase; and

WHEREAS Company and Executive desire to set the amount of severance pay available to Executive under the Severance Pay Agreement such that the severance pay will be based on the annual base salary that was in effect for Executive on December 31, 2006.

NOW, THEREFORE, be it resolved that:

1.  Executive hereby agrees and consents that (a) Executive’s annual base salary for 2007 shall be $400,000 and (b) such changes to Executive’s annual base salary and bonus shall not constitute or give rise to a “Termination” for purposes of the Severance Pay Agreement.

2.  The first sentence of the first paragraph of Section 1 of the Severance Pay Agreement is hereby deleted in its entirety and replaced with the following:

“If a Termination (as defined below) of Executive’s employment occurs at any time during Executive’s employment, except as provided herein, Asbury will pay Executive Severance Pay based upon Executive’s base salary in effect on December 31, 2006.

3.  This Amendment shall be governed by the laws of the state of Florida.

Intending to be legally bound hereby, the parties have executed this Amendment on the dates set forth next to their names below.

February 2, 2007	ASBURY AUTOMOTIVE GROUP, INC.,

	By	/s/ Philip R. Johnson
Philip R. Johnson

February 8, 2007	Charlie Tomm,

	By	/s/ Charlie Tomm
Charlie Tomm